 Exhibit 10.1

SECOND ADDENDUM

TO

EXECUTIVE MANAGEMENT SEVERANCE AGREEMENT

AND CONVERSION TO

EXECUTIVE RETENTION AGREEMENT

SECOND ADDENDUM, dated as of September 1, 2002, to Executive Management Severance Agreement dated August 11, 1999, between John F. McCabe, (the “Executive”) residing at 10700 Schindel Court, Great Falls, Virginia 22066, and Condor Technology Solutions, Inc., a Delaware corporation (the “Company” or “Condor”), with offices at 2745 Hartland Road, Falls Church, Virginia 22043, which was amended by an ADDENDUM, dated as of December 31, 2001 (together the “Agreement”).

WHEREAS, the Agreement provides for certain compensation and benefits to the Executive following a Change of Control of the Company; and

WHEREAS, the Company effected a restructuring of its debt and issued shares of Common Stock to its lender group in connection therewith equaling approximately 55% of all shares outstanding and sold substantially all of its assets to CACI International Inc, both events constituting a Change of Control of the Company for purposes of the Agreement; and

WHEREAS, the Executive is entitled to receive upon his voluntary termination of employment under the Agreement the amount of $525,000; and

WHEREAS, the Company desires to convert the Agreement into a retention agreement, to ensure the continuing services of the Executive; and

WHEREAS, the Executive desires to assist the Company in implementing its plan of liquidation and with other matters, now therefore,

IN CONSIDERATION of the premises and other good and valuable consideration, the Company and the Executive agree that:

1.               The Executive shall continue as an employee of the Company reporting to the President and Chief Executive Officer of the Company, or shall serve as President of the Company, at the direction of the Board of Directors of the Company.  The Executive shall devote such time as is required to wind up the affairs of the Company and the implementation of the Plan of Liquidation adopted by the Board of Directors, subject to stockholder approval, and perform such other duties as shall be determined from time to time by the President and Chief Executive Officer or the Board of Directors of Company.

2.               The Executive’s salary shall be at the annual rate of $140,000 for the first twelve months following the date first set forth above in this Second Addendum to the Agreement (the “Effective Date”) and at the annual rate of $70,000 for the second twelve months following the Effective Date, paid semi-monthly, plus employee benefits, including medical and dental coverage, provided to non-executive full-time employees of the Company, or equivalent fringe benefits.  The Executive shall also receive a payment of $200,000, in cash less applicable tax withholdings, within five (5) business days of the Effective Date.

3.               Upon the termination of employment of the Executive for any reason other than for cause, the Executive shall be paid, in cash, an amount of severance benefits (“Severance Benefit”) equal to $210,000, less the aggregate amount of base salary received by him from the Effective Date through the date of his termination of employment; provided the Executive does not voluntarily terminate his employment or is terminated by the Company for cause, as defined in this Agreement, prior to a date 24 months from the Effective Date.  In the event that the Executive’s employment is terminated by the Company other than for cause prior to a date 24 months from the Effective Date, the Executive shall be paid the Severance Benefit upon such termination.

4.             Executive shall be paid a bonus of twenty percent (20%) of amounts collected from sources other than from the sale of the operating assets of the Government Solutions Division, Langhorne (CHMC) Division, or the Titan Division of the Company, as such amounts are received.  Currently known possible sources are set forth on Schedule A to this Agreement.

5.             The Company shall use its reasonable best efforts to obtain as soon as practical following the Effective Date, a Payment Consent Agreement from Wachovia Bank, National Association, to the terms of this Agreement, or shall use its reasonable best efforts to establish a trust or other mechanism for the payment of the Severance Benefit provided in Sections 2 and 3, above, under a Plan of Liquidation adopted by the Company.

6.             Except for amounts payable under this Second Addendum to the Agreement, the Executive, on behalf of himself and his heirs, executors, administrators, successors and assigns and all others claiming through or under him, hereby releases, acquits, remises and forever discharges Condor and its past and present directors, predecessors, successors and assigns, and from any and all actions, causes of action, claims, suits, demands, rights, damages, costs, attorneys’ fees, payments, expenses, accounts, debts, claims that are asserted or that could have been asserted and any and all other claims or liabilities of any kind or nature whatsoever, either in law or in equity, whether known or unknown, foreseen or unforeseen, matured or unmatured, accrued or unaccrued, direct or indirect, which Executive ever had, now has, or can, shall or may have against Condor, either alone or in combination with others, from the beginning of the world to the date of this general release.

7.             Except as set forth above, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Second Addendum to the Agreement as of the day and year first set forth above.

ATTEST	CONDOR TECHNOLOGY SOLUTIONS, INC.

J. L. Huitt, Jr., President and Chief Executive Officer
WITNESS

John F. McCabe

Schedule A

TMLP Holdback	$50,000
TMLP Performance Bond release	$150,000
FCC Rent Deposit	$206,266
Sale of FCC or lease assignment	$150,000
Income Tax Refund	$400,000